Q2 2018 RESULTS ANNOUNCED FOR
EQT MIDSTREAM PARTNERS AND EQT GP HOLDINGS

Pittsburgh, PA (July 26, 2018) – EQT Midstream Partners, LP (NYSE: EQM) today announced second quarter 2018 results, including net income attributable to EQM of $172.6 million, adjusted EBITDA of $209.5 million, net cash provided by operating activities of $220.2 million, and distributable cash flow of $174.7 million. EQM operating income was $182.3 million, which was 29% higher than last year. The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to their most comparable GAAP financial measure as well as important disclosures regarding projected adjusted EBITDA and projected distributable cash flow.

EQT GP Holdings, LP (NYSE: EQGP) today announced net income attributable to EQGP of $103.3 million for the second quarter 2018.

EQM HIGHLIGHTS:

•	Closed acquisition of Rice Midstream Partners LP on July 23rd

•	Completed acquisition of Olympus and Strike Force gathering systems from EQT and Gulfport

•	Issued $2.5 billion of senior notes

•	Increased EQM per unit distribution by 17% and EQGP by 46% compared to Q2 2017

•	Generated 72% of operating revenue from firm reservation fees

In the second quarter EQM closed the acquisition of the Olympus gathering system and 75% interest in the Strike Force gathering system from EQT Corporation (EQT) for $1.15 billion in cash and 5.9 million EQM common units (May 2018 Acquisition). EQM also completed the purchase of the remaining 25% interest in the Strike Force gathering system from Gulfport Energy for $175 million in cash. The acquisitions were effective May 1, 2018.

On May 22, 2018, EQGP purchased the Rice Midstream Partners LP (RMP) Incentive Distribution Rights from EQT for 36.3 million EQGP common units.

EQM's financial statements have been retrospectively recast to include the pre-acquisition results of the May 2018 Acquisition from the time common control began on November 13, 2017 as a result of EQT's acquisition of Rice Energy. EQM's second quarter operating revenue increased $72.9 million, a 37% increase compared to the same quarter last year. The May 2018 Acquisition accounted for $55.3 million of the operating revenue increase, with the remaining increase due to higher contracted firm transmission and gathering capacity. During the quarter, 72% of operating revenue was generated by firm reservation fees. Operating expenses increased $32.0 million versus the second quarter of 2017, with approximately $30.1 million of the increase due to the May 2018 Acquisition assets, including $3.4 million in transaction costs. The remaining operating expense increase is consistent with higher system throughput and additional assets placed in service, consistent with the growth in the business.

ACQUISITION OF RICE MIDSTREAM PARTNERS LP
On July 23, 2018 EQM closed the acquisition of RMP, with each RMP unitholder receiving 0.3319 units of EQM. The RMP debt balance of $260 million was retired using proceeds from EQM's $2.5 billion senior note offering. The RMP Incentive Distribution Rights were canceled in connection with the closing of the acquisition. In the second quarter RMP had net income of $61.2 million, adjusted EBITDA of $79.7 million, net cash provided by operating activities of $118.7 million and distributable cash flow of $68.6 million. In the second quarter approximately 65% of RMP's adjusted EBITDA was from the Gathering and Compression segment, with the Water Services segment contributing 35%.

The acquisition of RMP closed prior to the EQM second quarter distribution record date, therefore the RMP unitholders will receive the EQM second quarter distribution.

QUARTERLY DISTRIBUTION
EQM
For the second quarter of 2018, EQM will pay a quarterly cash distribution of $1.09 per unit, which will be paid on August 14, 2018 to EQM unitholders of record at the close of business on August 3, 2018. The quarterly cash distribution is 2% higher than the first quarter of 2018 and is 17% higher than the second quarter of 2017.

EQGP
For the second quarter of 2018, EQGP will pay a quarterly cash distribution of $0.306 per unit, which will be paid on August 23, 2018 to EQGP unitholders of record at the close of business on August 3, 2018. The quarterly cash distribution is 19% higher than the first quarter of 2018 and is 46% higher than the second quarter 2017 distribution. For the quarter, EQGP expects to receive $94.3 million of cash distributions from EQM and distribute $92.6 million.

EQM GUIDANCE

Full-year 2018
Net Income ($MM)*	$930 – $970
Adjusted EBITDA ($MM)	$980 – $1,020
Distributable Cash Flow ($MM)	$800 – $840

Q3 2018
Net Income ($MM)*	$200 – $215
Adjusted EBITDA ($MM)	$265 – $280
* Reflects financial recast for May 2018 Acquisition and RMP.

Please see the Non-GAAP Disclosures section of this news release for information regarding reconciliations of projected Non-GAAP measures.

Distribution Growth Outlook
EQM now forecasts annual distribution per unit growth of 15% for the next several years including 2018. EQM is not forecasting any public equity issuance at least through 2020. EQM expects to continue to grow the distribution per unit at one of the highest growth rates in the master limited partnership (MLP) industry, while also remaining focused on funding growth without compromise to the balance sheet. Over the long-term, EQM is targeting 3.5x debt to EBITDA, which is an investment grade metric; and a 1.1x-1.2x distribution coverage ratio.

EQGP now forecasts annual distribution per unit growth of 38% in 2018 followed by annual growth of 30% and 22% in 2019 and 2020, respectively.

EQM EXPANSION & ONGOING MAINTENANCE CAPITAL EXPENDITURES
Expansion
Expansion capital expenditures and capital contributions to Mountain Valley Pipeline, LLC (MVP JV), totaled $226 million in the second quarter 2018 and $468 million year-to-date.

$MM	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018	2018 Full-year Forecast*
Mountain Valley Pipeline	$66	$183	$1,000 - $1,200
Gathering	$139	$250	$750
Transmission	$21	$35	$100
Water	-	-	$25
Total	$226	$468	$1,875 - $2,075
* Includes full-year May 2018 Acquisition and RMP expansion capital expenditures. Approximately $51.8 million of expansion capital expenditures had been spent on the May 2018 Acquisition assets prior to the May 2018 Acquisition. Approximately $76.9 million of expansion capital expenditures had been spent on the RMP assets prior to the RMP acquisition.

Ongoing Maintenance
Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long-term, EQM operating capacity or operating income. EQM ongoing maintenance capital expenditures, net of expected reimbursements, totaled $7 million in the second quarter 2018 and $11 million year-to-date. EQM forecasts full-year 2018 ongoing maintenance capital expenditures of $45 million.

PROJECT UPDATE
Mountain Valley Pipeline
On May 22, 2018, the Sierra Club and other opponents filed a Motion to Stay the Clean Water Act Section 404 stream and wetland crossing permit (Nationwide 12 permit) issued by the Huntington District of the U.S. Army Corps of Engineers (USACE). As part of the permit, the USACE incorporated the West Virginia Special Conditions, which included a provision that stream and wetland crossings be completed within 72 hours. The Sierra Club argued that MVP cannot comply with the permit condition to complete four waterbody crossings (Elk, Gauley, Greenbrier, and Meadow Rivers) within 72 hours.

As interpreted by both MVP and the West Virginia DEP, the 72-hour provision was intended to apply to water crossings that are constructed in an open trench while the river is flowing (“wet-cut” method). MVP plans to utilize a "dry-ditch" coffer dam method to cross the four rivers as this technique is more protective of the environment as construction activity is not performed in a flowing river. This crossing technique has been approved by both the FERC and the West Virginia DEP.

On June 21, 2018, the U.S. Court of Appeals for the Fourth Circuit issued an order staying the Nationwide 12 permit, which affects water crossings in approximately 160 miles of the route in West Virginia. However, prior to the stay issued by the Court, the USACE had suspended its Nationwide 12 permit for MVP for the four major crossings in West Virginia to further evaluate whether the time limitation should apply.

After evaluation, the USACE reinstated the Nationwide 12 permit for MVP on July 3, 2018, concluding that MVP's dry-ditch crossing method is significantly more protective of the environment and provides more stringent water quality protection. MVP’s dry-ditch crossing method for the four river crossings is now a requirement of the Nationwide 12 permit, which eliminates the premise of the Sierra Club's argument. On July 11, 2018, the USACE filed a motion with the Court to lift the stay of the permit, arguing that its new decision eliminates the legal predicate for the stay. We expect that the briefing will be complete by the end of July, after which time the Court will review and rule on the USACE's motion to lift the stay.

MVP JV has modified its construction schedule and now anticipates a first quarter 2019 in-service date. The 303-mile pipeline is estimated to cost $3.5 - $3.7 billion, with EQM funding its 45.5% proportional share. MVP JV has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms.

MVP Southgate
The MVP Southgate project will receive gas from MVP and extend approximately 70 miles south to new delivery points in Rockingham and Alamance Counties, North Carolina. The project is anchored by a firm capacity commitment from PSNC Energy. The preliminary project cost estimate is $350 to $500 million, depending on final project scope. The capital is expected to be spent in 2019 and 2020. EQM is expected to have between 33% and 48% ownership in the project and will operate the pipeline. Subject to approval by the FERC, MVP Southgate has a targeted in-service date of the fourth quarter 2020.

Hammerhead Pipeline
The Hammerhead pipeline is designed as a 1.2 Bcf per day gathering header pipeline that will traverse approximately 55 miles from southwestern Pennsylvania to Mobley, West Virginia, where both the MVP and the Ohio Valley Connector originate. The pipeline is estimated to cost $460 million and is expected to be placed in-service during the third quarter of 2019.

SENIOR NOTES OFFERING
On June 25, 2018 EQM closed on $2.5 billion in aggregate principal through the offering of three tranches of senior notes.

•	$1.1 billion of 4.75% senior notes due 2023

•	$850 million of 5.5% senior notes due 2028

•	$550 million of 6.5% senior notes due 2048

EQM utilized the proceeds to repay the 364-day term loan facility, to repay RMP's revolving credit facility, and for general partnership purposes.

NON-GAAP DISCLOSURES
EQM Adjusted EBITDA and Distributable Cash Flow
As used in this news release, EQM adjusted EBITDA means net income attributable to EQM plus net interest expense, depreciation, amortization of intangible assets, payments on EQM's preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense and transaction costs less equity income, AFUDC - equity and adjusted EBITDA of assets prior to acquisition. As used in this news release, distributable cash flow means EQM adjusted EBITDA less net interest expense excluding interest income on the Preferred Interest, capitalized interest and AFUDC - debt, ongoing maintenance capital expenditures net of expected reimbursements and transaction costs. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that EQM plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

•
EQM’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;

•	the ability of EQM’s assets to generate sufficient cash flow to make distributions to EQM unitholders;

•	EQM’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing EQM’s results of operations and financial condition. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in EQM’s quarterly report on Form 10-Q for the quarter ended June 30, 2018.

EQM is unable to project net cash provided by operating activities or provide the related reconciliation between projected distributable cash flow and projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, because net cash provided by operating activities includes the impact of changes in operating assets and liabilities. Changes in operating assets and liabilities relate to the timing of EQM’s cash receipts and disbursements that may not relate to the period in which the operating activities occurred, and EQM is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. EQM is also unable to provide a reconciliation of its projected EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP, because EQM does not provide guidance with respect to the intra-year timing of its or the MVP JV’s capital spending, which impact AFUDC-debt and equity and equity earnings, among other items, that are reconciling items between adjusted EBITDA and net income. The timing of capital expenditures is volatile as it depends on weather, regulatory approvals, contractor availability, system performance and various other items. EQM provides a range for the forecasts of net income, adjusted EBITDA and distributable cash flow to allow for the variability in the timing of cash receipts and disbursements, capital spending and the impact on the related reconciling items, many of which interplay with each other. Therefore, the reconciliations of projected distributable cash flow and adjusted EBITDA to projected net cash provided by operating activities and net income are not available without unreasonable effort.

Reconciliation of EQM Adjusted EBITDA and Distributable Cash Flow

(Thousands)	Three Months Ended June 30, 2018

Net income attributable to EQM	$172,619
Add:
Net interest expense	20,683
Depreciation	28,076
Amortization of intangible assets	10,387
Preferred Interest payments	2,746
Transaction costs	3,424
Less:
Equity income	(10,938)
AFUDC – equity	(1,072)
Adjusted EBITDA attributable to the May 2018 Acquisition	(16,417)
Adjusted EBITDA	$209,508
Less:
Net interest expense excluding interest income on the Preferred Interest	(22,336)
Capitalized interest and AFUDC – debt	(1,940)
Ongoing maintenance capital expenditures net of expected reimbursements	(7,115)
Transaction costs	(3,424)
Distributable cash flow	$174,693

Distributions declared (1):
Limited Partner	$131,295
General Partner	70,510
Total	$201,805
Coverage Ratio (2)	0.87x

Net cash provided by operating activities	$220,225
Adjustments:
Capitalized interest and AFUDC – debt	(1,940)
Principal payments received on the Preferred Interest	1,093
Ongoing maintenance capital expenditures net of expected reimbursements	(7,115)
Adjusted EBITDA attributable to the May 2018 Acquisition	(16,417)
Other, including changes in working capital	(21,153)
Distributable cash flow	$174,693

(1)
Reflects cash distribution of $1.09 per limited partner unit for the second quarter 2018 and 120,457,148 limited partner units outstanding as of July 25, 2018. If limited partner units are issued on or prior to August 3, 2018, the aggregate level of all distributions will be higher.

(2)
The second quarter distributions declared is based on the post RMP acquisition unit count for EQM, however RMP’s distributable cash flow of $68.6 million is not included in the coverage ratio calculation. If the RMP distributable cash flow was included, the coverage ratio would be 1.21x for the second quarter.

RMP Adjusted EBITDA and Distributable Cash Flow
RMP adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess impact of the measures on EQM’s future financial results and cash flows.

EQM believes that RMP adjusted EBITDA and distributable cash flow provide useful information to investors in assessing its financial condition and results of operations. RMP adjusted EBITDA and distributable cash flow should not be considered as alternatives to RMP’s net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. RMP adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because RMP adjusted EBITDA and distributable cash flow may be defined differently by other companies in EQM’s industry, RMP adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures.

Reconciliation of RMP Adjusted EBITDA and Distributable Cash Flow

(Thousands)	Three Months Ended June 30, 2018

Net income	$61,213
Add:
Net interest expense	2,380
Depreciation	14,034
Non-cash long-term compensation expense	140
Transaction costs	1,926
Adjusted EBITDA	$79,693
Less:
Net interest expense	(2,380)
Capitalized interest	(1,252)
Estimated maintenance capital expenditures	(5,500)
Transaction costs	(1,926)
Distributable cash flow	$68,635

Net cash provided by operating activities	$118,725
Adjustments:
Capitalized interest	(1,252)
Estimated maintenance capital expenditures	(5,500)
Other, including changes in working capital	(43,338)
Distributable cash flow	$68,635

Q2 2018 Webcast Information
EQM and EQGP will host a joint live webcast with security analysts today at 11:30 a.m. ET. Topics include second quarter 2018 financial results, operating results, the midstream streamlining transaction and other matters. The webcast is available at www.eqtmidstreampartners.com, with a replay available for seven days following the call.

EQT, which owns EQGP’s general partner and holds a 91% limited partner interest in EQGP, will also host a webcast with security analysts today at 10:30 a.m. ET. EQM and EQGP unitholders are encouraged to listen to EQT’s webcast, as the discussion may include topics relevant to EQM and EQGP, such as EQT's financial and operational results, specific reference to EQM and EQGP second quarter 2018 results and the midstream streamlining transaction. The webcast can be accessed via www.eqt.com, with a replay available for seven days following the call.

About EQT Midstream Partners:
EQT Midstream Partners, LP (EQM) is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. As the third largest gatherer of natural gas in the United States, EQM provides midstream services to EQT Corporation and third-party companies through its strategically located natural gas transmission, storage, and gathering systems, and water services to support energy development and production in the Marcellus and Utica regions. EQM owns approximately 950 miles of FERC-regulated interstate pipelines and approximately 2,130 miles of high-and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:
EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns the general partner interest and a 91% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

EQM and EQGP management speak to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the EQM and EQGP website at www.eqtmidstreampartners.com.

Cautionary Statements
EQT is not restricted from competing with EQM and may acquire, construct or dispose of midstream assets without any obligation to offer EQM the opportunity to purchase or construct the assets.

The distribution amounts from EQM to EQGP are subject to change if EQM issues additional common units on or prior to the record date for the second quarter 2018 distribution.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQGP and its subsidiaries, including EQM, including guidance regarding EQM’s gathering, transmission and storage and water revenue and volume growth; revenue and expense projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and water projects); the cost, capacity, timing of regulatory approvals and anticipated in-service date of the Mountain Valley Pipeline (MVP) and MVP Southgate projects; the ultimate terms, partners and structure of, and EQM's ownership interests in, the MVP joint venture; the timing of the proposed separation of EQT's production and midstream businesses, and the parties' ability to complete the separation; the expected synergies resulting from the streamlining transaction; asset acquisitions, including EQM’s ability to complete any asset purchases from third parties and anticipated synergies and accretion associated with any acquisition; the expected benefits to EQM resulting from EQT's acquisition of Rice Energy Inc. and EQM’s acquisition of RMP; internal rate of return (IRR); compound annual growth rate (CAGR); capital commitments, projected capital contributions and capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution amounts, rates and growth; projected net income, projected adjusted EBITDA, projected distributable cash flow and projected coverage ratio; the timing and amount of future issuances of EQM common units under EQM’s $750 million at the market equity distribution program; changes in EQM’s credit ratings; the effects of government regulation and litigation; and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQM and EQGP have based these forward-looking statements on current expectations and assumptions about future events. While EQM and EQGP consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the partnerships’ control. The risks and uncertainties that may affect the operations, performance and results of EQM’s and EQGP’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission (SEC) and Item 1A, “Risk Factors” of EQGP’s Form 10-K for the year ended December 31, 2017 as filed with the SEC, in each case as may be updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made, and neither EQM nor EQGP intends to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than EQM and EQGP, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of EQM’s and EQGP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of EQM’s and EQGP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not EQM or EQGP, as applicable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED) (1)

	Three Months Ended June 30,
	2018	2017
	(Thousands, except per unit amounts)
Operating revenues (2)	$269,761	$196,815
Operating expenses:
Operating and maintenance	24,587	18,315
Selling, general and administrative	24,438	15,812
Depreciation	28,076	21,400
Amortization of intangible assets	10,387	—
Total operating expenses	87,488	55,527
Operating income	182,273	141,288
Equity income	10,938	5,111
Other income	944	1,402
Net interest expense	20,683	8,662
Net income	173,472	139,139
Net income attributable to noncontrolling interests	853	—
Net income attributable to EQM	$172,619	$139,139

Calculation of limited partner interest in net income:
Net income attributable to EQM	$172,619	$139,139
Less pre-acquisition net income allocated to parent	(11,407)	—
Less general partner interest in net income – general partner units	(1,700)	(2,448)
Less general partner interest in net income – incentive distribution rights	(68,121)	(34,150)
Limited partner interest in net income	$91,391	$102,541

Net income per limited partner unit – basic and diluted	$1.09	$1.27
Weighted average limited partner units outstanding – basic and diluted	83,553	80,603

(1)
EQM’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of Rice Olympus Midstream LLC (ROM), Strike Force Midstream Holdings LLC (Strike Force) and Rice West Virginia Midstream LLC (Rice WV), which were acquired by EQM effective on May 1, 2018 (the May 2018 Acquisition).

(2)	Operating revenues included affiliate revenues from EQT of $180.4 million and $148.2 million for the three months ended June 30, 2018 and 2017, respectively.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
GATHERING RESULTS OF OPERATIONS (1)

	Three Months Ended June 30,
	2018	2017
FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$111,702	$101,858
Volumetric based fee revenues:
Usage fees under firm contracts (2)	9,956	6,479
Usage fees under interruptible contracts (3)	58,958	3,808
Total volumetric based fee revenues	68,914	10,287
Total operating revenues	180,616	112,145
Operating expenses:
Operating and maintenance	15,777	10,293
Selling, general and administrative	17,175	8,872
Depreciation	15,646	9,555
Amortization of intangible assets	10,387	—
Total operating expenses	58,985	28,720
Operating income	$121,631	$83,425

OPERATIONAL DATA
Gathering volumes (BBtu per day)
Firm capacity reservation	2,007	1,780
Volumetric based services (4)	2,494	281
Total gathered volumes	4,501	2,061

Capital expenditures	$139,099	$53,708

(1)	EQM’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the May 2018 Acquisition.

(2)	Includes fees on volumes gathered in excess of firm contracted capacity.

(3)	Includes volumes under contracts under which EQM has agreed to hold capacity available but for which it does not receive a capacity reservation fee.

(4)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
TRANSMISSION RESULTS OF OPERATIONS (1)

	Three Months Ended June 30,
	2018	2017
FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$82,222	$79,512
Volumetric based fee revenues:
Usage fees under firm contracts (2)	4,828	3,503
Usage fees under interruptible contracts	2,095	1,655
Total volumetric based fee revenues	6,923	5,158
Total operating revenues	89,145	84,670
Operating expenses:
Operating and maintenance	8,810	8,022
Selling, general and administrative	7,263	6,940
Depreciation	12,430	11,845
Total operating expenses	28,503	26,807
Operating income	$60,642	$57,863

Equity income	$10,938	$5,111

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,826	2,218
Volumetric based services (3)	41	21
Total transmission pipeline throughput	2,867	2,239

Average contracted firm transmission reservation commitments (BBtu per day)	3,607	3,341

Capital expenditures	$27,962	$29,978

(1)	EQM’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the May 2018 Acquisition.

(2)	Includes fees on volumes transported in excess of firm contracted capacity as well as commodity charges and fees on all volumes transported under firm contracts.

(3)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.

EQT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CAPITAL EXPENDITURE SUMMARY (1)

	Three Months Ended June 30,
	2018	2017
	(Thousands)
Expansion capital expenditures (2)	$159,968	$80,224
Ongoing maintenance capital expenditures	7,093	3,462
Total capital expenditures	$167,061	$83,686

(1)	EQM’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the May 2018 Acquisition.

(2)	Expansion capital expenditures do not include capital contributions made to the MVP JV of $65.8 million and $40.2 million for the three months ended June 30, 2018 and 2017, respectively.

EQT GP HOLDINGS, LP AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED) (1)

	Three Months Ended June 30,
	2018	2017
	(Thousands, except per unit amounts)
Operating revenues (2)	$269,761	$196,815
Operating expenses:
Operating and maintenance	24,587	18,315
Selling, general and administrative	26,369	16,401
Depreciation	28,076	21,400
Amortization of intangible assets	10,387	—
Total operating expenses	89,419	56,116
Operating income	180,342	140,699
Equity income	10,938	5,111
Other income	944	1,402
Net interest expense	20,659	8,658
Net income	171,565	138,554
Net income attributable to noncontrolling interests	68,269	75,224
Net income attributable to EQGP	$103,296	$63,330

Calculation of limited partner interest in net income:
Net income attributable to EQGP	$103,296	$63,330
Less pre-acquisition net income allocated to parent	(11,407)	—
Limited partner interest in net income	$91,889	$63,330

Net income per common unit – basic and diluted	$0.32	$0.24
Weighted average common units outstanding – basic and diluted	284,343	266,186

(1)	EQGP’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the May 2018 Acquisition.

(2)	Operating revenues included affiliate revenues from EQT of $180.4 million and $148.2 million for the three months ended June 30, 2018 and 2017, respectively.

Analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqtmidstreampartners.com

Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com

Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com

Source: EQT Midstream Partners, LP and EQT GP Holdings, LP